EXHIBIT 99.1

CONSENT OF PROSPECTIVE DIRECTOR

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, I, Richard A. Kraemer, hereby consent to be named as a prospective director of Saxon REIT, Inc. in the Registration Statement on Form S-4 of Saxon REIT, Inc., dated February 13, 2004, and any amendments thereto.

/s/ Richard A. Kraemer

Richard A. Kraemer

Dated: February 6, 2004